Exhibit 10.44

2010 Director Fees

For 2010, our non-employee directors (other than Paul J. Klaassen) received the following annual Board fees. These fees are paid on a calendar-year basis, quarterly in advance. No separate meeting attendance fees are paid for attending meetings of Board committees.

Board Retainer	$150,000
Committee Chair Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for Serving on Audit Committee (other than the Committee Chair)	$10,000
Lead Director Fee	$50,000

In addition, all non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.

For 2010, Mr. Klaassen, our non-executive chair of the Board, was paid $25,000 per month for advisory services on senior living matters provided by him to Mark S. Ordan, our chief executive officer, during the months of August 2010 to December 2010. Mr. Klaassen did not receive any Board fees for 2010.

Mr. Ordan does not receive fees for serving on our Board.